CROSSLAND
                                  MORTGAGE CORP
                         A FINANCIAL SERVICES COMPANY OF
                               FIRST SECURITY BANK



FEBRUARY 22, 1996



Deloitte & Touche
50 South Main, Suite 1800
Salt Lake City, UT 84144-0458

To Whom It May Concern:

As of and for the year ended December 31, 1995, CrossLand Mortgage Corp. has compiled in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, CrossLand Mortgage Corp. had in effect a fidelity bond and errors and omissions policy in the amount of $40 million and $11 million, respectively.



/s/Brian O. Casper
Brian O. Casper,
Executive Vice President

February 22, 1996
Date



   CROSSLAND MORTGAGE CORP 3902 SOUTH STATE STREET SALT LAKE CITY, UTAH 84107
                             TELEPHONE 801-269-7600
              A FINANCIAL SERVICES COMPANY OF FIRST SECURITY BANK
                        EQUAL HOUSING OPPORTUNITY LENDER